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                                                                   Exhibit 99.1

         LONE STAR                                                 NEWS RELEASE
         TECHNOLOGIES, INC.
 [Logo]                                                               NYSE: LSS

         15660 N. Dallas Parkway, Suite 500        CONTACT:  CHARLES J. KESZLER
         Dallas, Texas 75248                                     (972) 770-6495
                                                             FAX (972) 770-6411


                         LONE STAR STEEL AND U.S. STEEL
                         SIGN FINAL MARKETING AGREEMENT
                          FOR WELDED TUBULAR PRODUCTS


Dallas, TX, October 18, 2000 ... Lone Star Technologies, Inc. (Lone Star),
NYSE: LSS, announced that its operating subsidiary, Lone Star Steel Company (Steel), has finalized an exclusive multi-year agreement with U.S. Steel Group (U.S. Steel), to market electric resistance welded (ERW) steel tubular products manufactured at U.S. Steel's McKeesport, Pennsylvania facility.

U.S. Steel's McKeesport facility manufactures ERW casing and line pipe for the oil and gas industry and standard pipe for a wide range of applications. U.S. Steel's McKeesport facility is capable of producing welded tubular products in outside diameters from 8 5/8" through 20" in a wide variety of grades including certain grades for sour gas line pipe applications and grades up to X-70. U.S. Steel's McKeesport facility employs the latest pipe manufacturing technology and nondestructive inspection processes to meet and exceed customer requirements for its extensive product size and grade ranges.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "We are very pleased with our new alliance with U.S. Steel. This alliance will support our capability to meet customers' growing demand for a wide range of premium quality tubular products on short notice."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

       This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-KA for the year ended December 31, 1999.